Exhibit 10.13

Raymond Nowak

c/o CBS Outdoor Americas Inc.

405 Lexington Avenue

New York, NY 10174

Dear Ray:	as of November 25, 2013

CBS Outdoor Americas Inc. (the “Company”), an indirect wholly-owned subsidiary of CBS Corporation (“CBS”), having an address at 405 Lexington Avenue, New York, New York 10174, operating in the outdoor business in the United States, Canada and Latin America (“Outdoor”), agrees to employ you and you agree to continue to accept such employment upon the following terms and conditions:

1. Term. The term of your employment under this Agreement shall commence on November 25, 2013 and, unless terminated by the Company or you pursuant to paragraph 8 or because of your death or Disability (as defined below), shall continue through and until July 31, 2016. The period from November 25, 2013 through July 31, 2016 is referred to as the “Initial Term” notwithstanding any earlier termination of your employment for any reason. CBS shall have an irrevocable option to extend the Term for an additional one-year period, through July 31, 2017 (the “Renewal Term”), provided, that CBS notifies you in writing on or before April 30, 2016, of its election to exercise the option and extend the Term for an additional one-year period. For purposes of this Agreement, the “Term” shall include the Initial Term and, if applicable, the Renewal Term.

2. Duties. You agree to devote your entire business time, attention and energies to the Outdoor business. You will be Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer of the Company and you agree to perform all duties reasonable and consistent with that office and related to the Outdoor business, as the Executive Vice President and Chief Financial Officer of the Company (the “CFO”) (or other individual designated by the CFO) may assign to you from time to time.

3. Compensation.

(a) Salary. For all the services rendered by you in any capacity under this Agreement, the Company agrees to pay you base salary (“Salary”) at the rate of Five Hundred Seventy-Five Thousand Dollars ($575,000) per annum, less applicable deductions and withholding taxes, in accordance with the Company’s payroll practices as they may exist from time to time. During the Term of this Agreement, your Salary may be increased, and such increase, if any, shall be made at a time, and in an amount, that the Company or CBS shall determine in its sole discretion.

Raymond Nowak

as of November 25, 2013

(b) Bonus Compensation. You also shall be eligible to receive annual bonus compensation (“Bonus”) during your employment with the Company under this Agreement, determined and payable as follows:

(i)	Your Bonus for each calendar year during your employment with the Company under this Agreement will be determined in accordance with the guidelines of the Company’s or CBS’s short-term incentive program, as applicable (the “STIP”), as such guidelines may be amended from time to time without notice in the sole discretion of the Company.

(ii)	Your target bonus (“Target Bonus”) for each of those calendar years shall be 50% of your Salary as in effect on November 1st of such year or the last day of the Term, if earlier. Your Bonus for any of those calendar years may be subject to proration for the portion of such calendar year that you were employed by the Company.

(iii)	Your Bonus for any calendar year shall be payable, less applicable deductions and withholding taxes, by February 28th of the following year.

(c) Long-Term Incentive Compensation. You shall be eligible to receive annual grants of long-term incentive compensation under the Company or CBS long-term management incentive plan, as applicable, as may be amended from time to time without notice in the sole discretion of the Company or CBS, as applicable (the “LTMIP”). You shall have a “Target” long-term incentive value equal to Five Hundred Seventy-Five Thousand Dollars ($575,000). The precise amount, form and timing of any such long-term incentive award, if any, shall be determined in the sole discretion of the Compensation Committee of the Company’s Board of Directors or of the CBS Board of Directors, as applicable (the “Committee”).

(d) Deferred Compensation. You shall be eligible to receive an amount equal to Twenty Five Thousand Dollars ($25,000) for each calendar month (or portion thereof) (the “Deferred Compensation”) that you are employed under this Agreement, beginning with the calendar month in which the Separation occurs and ending with the calendar month in which your employment is terminated, payable, less applicable withholdings and deductions, in a lump sum within thirty (30) days following your termination date. For purposes of this paragraph 3(d), the term ‘‘Separation” means a split-off or spin-off of the Company from CBS that constitutes a “corporate

Raymond Nowak

as of November 25, 2013

transaction” within the meaning of Code Section 424 and its regulations as a result of which the Company becomes an independent, publicly-traded company and that is no longer a Subsidiary of CBS. Also for purposes of this paragraph 3(d), a “Subsidiary” of an entity shall mean any other entity, including any corporation, partnership (general or limited), limited liability company, entity, firm, business organization, enterprise, association or joint venture in which the first entity, directly or indirectly, owns 50% or more of the voting power. In the event you are terminated within twelve (12) months from date on which the Separation occurs, you shall receive additional Deferred Compensation such that the aggregate amount of Deferred Compensation you are entitled to receive equals Three Hundred Thousand Dollars ($300,000), which aggregate amount shall be payable, less applicable withholdings and deductions, in a lump sum within thirty (30) days following your termination date.

4. Benefits. You shall participate in such vacation, medical, dental, life insurance, long-term disability insurance, retirement, long-term incentive and other plans as the Company may have or establish from time to time in which similarly-situated senior executives participate and in which you would be entitled to participate under the terms of the plan. This provision, however, shall not be construed to either require the Company or CBS to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement.

5. Business Expenses. During your employment under this Agreement, the Company shall reimburse you for such reasonable travel and other expenses incurred in the performance of your duties as are customarily reimbursed to the Company executives at comparable levels. Any such travel and other expenses shall be reimbursed by the Company as soon as practicable in accordance with its established guidelines, as may be amended from time to time, but in no event later than December 31st of the calendar year following the calendar year in which you incur the related expenses.

6. Non-Competition, Confidential Information, Etc.

(a) Non-Competition. You agree that your employment with the Company is on an exclusive basis and that, while you are employed by the Company or any of its subsidiaries, you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) under this Agreement. You further agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate in (or negotiate or sign any agreement to engage in or participate in), whether as an owner, partner, stockholder, officer, employee, director, agent of or consultant for, any business which at such time is competitive with any business, division, operation or other activity of the Company, CBS or any of their respective subsidiaries (x) with respect to which you had

Raymond Nowak

as of November 25, 2013

any responsibility, involvement or supervision, (y) with respect to which you had access to any Confidential Information (as defined below) that could benefit such competitor’s business or harm CBS’s and/or the Company’s business or (z) where you would provide services of the same or similar nature as services performed by you for the Company, without the written consent of the Company and/or CBS, as applicable; provided, that this provision shall not prevent you from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the period during your employment with the Company and shall continue following the termination of your employment for any reason, including by expiration of the Term, for the greater of (i) six (6) months or (ii) for so long as any payments are to be made to you pursuant to paragraph 8(c) of this Agreement, unless you request and the Company and/or CBS, as applicable, accepts a written request pursuant to paragraph 6(j) of this Agreement, if any.

(b) Confidential Information. You agree that, during the Term and at any time thereafter, (i) you shall not use for any purpose or disclose to any third party, other than the duly authorized business of the Company, any information relating to the Company, CBS or any of their respective affiliated companies which is non-public, confidential or proprietary to the Company. CBS or any of their respective affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with the Company’s policies); and (ii) you will comply with any and all confidentiality obligations of the Company or CBS to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a nonconfidential basis from a source which is entitled to disclose it to you. For purposes of this paragraph 6(b), the term “third party” shall be defined to mean any person other than the Company, CBS or any of their respective affiliated companies (and any of their respective directors and senior officers).

(c) No Solicitation, Etc. You agree that, while employed by the Company and for the greater of: twelve (12) months thereafter or for so long as the Company is making any payments to you pursuant to paragraph 8(c), you shall not, directly or indirectly:

(A)	employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of the Company, CBS or any of their respective affiliated companies; or

Raymond Nowak

as of November 25, 2013

(B)	do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of the Company, CBS or any of their respective affiliated companies with any customer, employee, consultant or supplier.

(d) Outdoor Ownership. The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services during your employment with the Company, CBS, and/or any of their respective affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and they shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner they determine in their sole discretion without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to the Company, CBS, and/or any of their affiliates under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and they shall have the right to use the work in perpetuity throughout the universe in any manner they determine in their sole discretion without any further payment to you. You shall, as may be requested by the Company from time to time, do any and all things which the Company may deem useful or desirable to establish or document the Company’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate the Company’s General Counsel or his designee as your attorney-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and does not limit, restrict, or constitute a waiver by the Company, CBS and/or any of their affiliates of any ownership rights to which they may be entitled by operation of law by virtue of being your employer.

(e) Litigation.

(i)

You agree that during the Term, and for the greater of: (i) twelve (12) months thereafter; or (ii) during the pendency of any litigation or other proceeding, (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the

Raymond Nowak

as of November 25, 2013

extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company, CBS, or any of their respective affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to the Company, CBS or their counsel; and (y) in the event that any other party attempts to obtain information or documents from you with respect to such matters, either through formal legal process such as a subpoena or by informal means such as interviews, you shall promptly notify the Company’s or CBS’s counsel before providing any information or documents.

(ii)	You agree to cooperate with the Company, CBS and their attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment. Your cooperation shall include, without limitation, providing assistance to the Company or CBS’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that your cooperation is requested after the termination of your employment, the Company will (x) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses within 60 calendar days following the date on which the Company receives appropriate documentation with respect to such expenses, but in no event later than December 31 of the year following the year in which you incur the related expenses.

(iii)	You agree that during the Term and at any time thereafter, to the fullest extent permitted by law, you will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves the Company, CBS, or any of their respective affiliated companies, or which may create the impression that such testimony is endorsed or approved by the Company, CBS, or any of their respective affiliated companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process the approval of, the General Counsel (or equivalent position thereof) of each of the Company and CBS.

Raymond Nowak

as of November 25, 2013

(f) No Right to Give Interviews or Write Books, Articles, Etc. During the Term, except as authorized by the Company, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning the Company, CBS or any of their respective affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers.

(g) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with the Company shall remain the exclusive property of the Company. In the event of the termination of your employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may owe to the Company, CBS, or any of their respective affiliated companies at the time of or subsequent to the termination of your employment with the Company; and (ii) the value of the Company property which you retain in your possession after the termination of your employment with the Company. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent. Notwithstanding anything in this Section 6(g) to the contrary, CBS will not exercise such right to deduct from any monies otherwise payable to you to the extent such offset would be a violation of Internal Revenue Code Section 409A (“Code Section 409A”).

(h) Non-Disparagement. You agree that, during the Term and for one year thereafter, you shall not, in any communications with the press or other media or any customer, client or supplier of the Company, CBS, or any of their respective affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of the Company. CBS, or any of their respective affiliated companies or any of their respective directors or senior officers.

(i) Injunctive Relief. The Company has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) of this Agreement will result in irreparable damage to the Company, and, accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company.

(j) Survival; Modification of Terms. Your obligations under paragraphs 6(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term; provided, however, that your obligations under paragraph 6(a) (but not under any other provision of this Agreement)

Raymond Nowak

as of November 25, 2013

shall cease if: (x) the Company terminates your employment without Cause and (y) you provide the Company a written notice indicating your desire to waive your right to receive, or to continue to receive, termination payments and benefits under paragraph 8(c)(i) through (iv) and (z) the Company notifies you that it has, in its sole discretion, accepted your request. You and the Company agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is your intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable. You acknowledge that the Company conducts its business operations around the world and has invested considerable time and effort to develop the international brand and goodwill associated with the “CBS Outdoor” name. To that end, you further acknowledge that the obligations set forth in this paragraph 6 are by necessity international in scope and necessary to protect the international operations and goodwill of the Company, CBS and its affiliated companies.

7. Disability. In the event that you become “disabled” within the meaning of such term under the Company’s Short-Term Disability (“STD”) program and its Long-Term Disability (“LTD”) program while employed during the Term (such condition is referred to as a “Disability”), you will be considered to have experienced a termination of employment with the Company and its Subsidiaries as of the date you first become eligible to receive benefits under long-term disability (“LTD”) program in which the Company’s senior executives are eligible to participate or, if you do not become eligible to receive benefits under such Company LTD program, you have not returned to work by the six (6) month anniversary of your Disability onset date. Except as provided in this paragraph 7, if you become Disabled while employed during the Term, you will exclusively receive compensation under the STD program in accordance with its terms. Thereafter, you will be eligible to receive benefits under the LTD program in accordance with its terms. If you have not returned to work by December 31st of a calendar year during the Term, you will receive bonus compensation for the calendar year(s) during the Term in which you receive compensation under the STD program, determined as follows:

(i)	for the portion of the calendar year from January 1st until the date on which you first receive compensation under the STD program, bonus compensation shall be determined in accordance with the STIP (i.e., based upon the Company’s achievement of its goals and the Company’s good faith estimate of your achievement of your personal goals) and prorated for such period; and

Raymond Nowak

as of November 25, 2013

(ii)	for any subsequent portion of that calendar year and any portion of the following calendar year in which you receive compensation under the STD program, bonus compensation shall be in an amount equal to your Target Bonus and prorated for such period(s).

Subject to paragraph 19 hereof, bonus compensation under this paragraph 7 shall be paid, less applicable deductions and withholding taxes, by February 28th of the year(s) following the year as to which such bonus compensation is payable. You will not receive bonus compensation for any portion of the calendar year(s) during the Term while you receive benefits under the LTD program. For the periods that you receive compensation and benefits under the STD and LTD programs, such compensation and benefits and the bonus compensation provided under this paragraph 7 are in lieu of Salary and Bonus under paragraphs 3(a) and (b).

8. Termination.

(a) Termination for Cause. The Company may, at its option, terminate your employment under this Agreement forthwith for Cause and the Company thereafter shall have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits. “Cause” shall mean: (i) dishonesty; (ii) embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; (iii) willful unauthorized disclosure of Confidential Information; (iv) your failure to obey a material lawful directive that is appropriate to your position from an executive(s) in your reporting line; (v) your failure to comply with the written policies of the Company or CBS, including the CBS Business Conduct Statement or successor conduct statement as they apply from time to time; (vi) your material breach of this Agreement (including any representations herein); (vii) your failure (except in the event of your Disability) or refusal to substantially perform your material obligations under this Agreement; (viii) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; (ix) conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which might bring you to public disrepute, scandal or ridicule or reflect unfavorably upon any of the Company’s businesses or those who conduct business with the Company, CBS and its affiliated entities; or (x) during the Term, your terminating your employment for any reason other than due to your death or Disability. The Company will give you written notice prior to terminating your employment pursuant to (iv), (v), (vi), (vii), (viii) or (ix) of this paragraph 8(a), setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure. Except for a failure, breach or refusal which, by its nature,

Raymond Nowak

as of November 25, 2013

cannot reasonably be expected to be cured, you shall have ten (10) business days from the giving of such notice within which to cure any failure, breach or refusal under (iv), (v), (vi), (vii), (viii) or (ix) of this paragraph 8(a); provided, however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances.

(b) Termination Without Cause. The Company may terminate your employment under this Agreement without Cause at any time during the Term by written notice to you.

(c) Termination Payments/Benefits. In the event that your employment terminates under paragraph 8(b) during the Term hereof, subject to paragraph 19, you shall thereafter receive, less applicable withholding taxes, (x) any unpaid Salary through and including the date of termination, any unpaid Bonus earned for the calendar year prior to the calendar year in which you are terminated, any business expense reimbursements incurred but not yet approved and/or paid and such other amounts as are required to be paid or provided by law (the “Accrued Obligations”), payable within thirty (30) days following your termination date, and (y) subject to your compliance with paragraph 8(g) hereunder, the following payments and benefits:

(i)	Salary: a severance amount equal to twelve (12) months of your then current base Salary described in paragraph 3(a), payable in accordance with the Company’s then effective payroll practices (your “Regular Payroll Amount”) as follows:

(A) beginning on the regular payroll date (“Regular Payroll Dates”) following your termination of employment, you will receive your Regular Payroll Amount on the Regular Payroll Dates that occur on or before March 15th of the year following the year in which your employment terminates;

(B) beginning with the first Regular Payroll Date after March 15th of the year following the year in which your employment terminates, you will receive your Regular Payroll Amount, if any remains due, until you have received an amount equal to the maximum amount permitted to be paid pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (i.e., the lesser of two times your annualized compensation or two times the Section 401(a)(17) limit for the year in which your termination occurs. $510,000 for 2013); provided, however, that in no event shall payment be made to you pursuant to this paragraph 8(c)(i)(B) later than December 31st of the second year following your termination of employment; and

Raymond Nowak

as of November 25, 2013

(C) the balance of your Regular Payroll Amount, if any remains due, will be paid to you by payment of your Regular Payroll Amount on your Regular Payroll Dates beginning with the regular payroll date that follows the date of the final payment pursuant to paragraph 8(c)(i)(B);

provided, however, that to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by CBS) at the time of your termination and any portion of your Regular Payroll Amount that would be paid to you during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall be paid to you in a lump sum on the earlier of (x) the first business day of the seventh month following the month in which your termination of employment occurs or (y) your death (the applicable date, the “Permissible Payment Date”) rather than as described in paragraph 8(c)(i)(A), (B) or (C), as applicable, and any remaining Salary, if any, shall be paid to you or your estate, as applicable, by payment of your Regular Payroll Amount on your Regular Payroll Dates commencing with the Regular Payroll Date that follows the Permissible Payment Date. Each payment pursuant to this paragraph 8(c) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A.

(ii)	Prorated Bonus: a prorated bonus based the number of months that you were actively rendering services during the calendar year prior to your termination. The actual bonus amount shall be determined in a manner consistent with other Company executives with such bonus paid in the year following the year such bonus compensation is earned, but no later than February 28 of such year.

(iii)

Health Benefits: medical and dental insurance coverage for you and your eligible dependents provided under company paid COBRA benefits at no cost to you (except as hereafter described) pursuant to the CBS benefit plans in which you participated in at the time of your termination of employment for a period of twelve (12) months, or if earlier, the date on which you become eligible for medical or dental coverage as the case may be from a third

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as of November 25, 2013

party; provided, that, during the period that CBS provides you with this coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in your income for tax purposes to the extent required by law and CBS may withhold taxes from your compensation for this purpose; provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law.

(iv)	Life Insurance: life insurance coverage until the end of the Term pursuant to the Company’s then current policy in effect on the date of termination in the amount then furnished to employees at no cost (the amount of which coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third party employer).

(v)	Equity: following your termination pursuant to paragraph 8(b), provided for so long as you remain ready, willing and able to render exclusive services to CBS Outdoor in any capacity requested by the CFO through July 31, 2017, any outstanding restricted share units, stock options or other equity awards which have not vested as of your termination date (the “Outstanding Awards”) shall continue to vest and remain exercisable as if you had remained employed full-time with CBS Outdoor (it being understood that the sole compensation, other than the payments and benefits described in paragraphs 8(c)(i), (ii), (iii) and (iv), for your services in this post-termination role shall be the continued vesting of the Outstanding Awards).

The amount of any payment provided for in (i) of this paragraph 8(c) shall be reduced by any compensation earned by you from any source, including, without limitation, salary, sign-on or annual bonus compensation, consulting fees, and commission payments, provided, that mitigation shall not be required, and no reduction for other compensation shall be made for earnings for services provided during the first six (6) months after the termination of your employment. You agree to advise the Company immediately and in writing of any employment for which you are receiving such payments and to provide documentation as requested by the Company with respect to such employment. The payments provided for in (i) above are in lieu of any other severance or income continuation or protection under any Company or CBS plan, program or agreement that may now or hereafter exist (unless the terms of such plan, program or agreement expressly state that the payments and benefits payable thereunder are intended to be in addition to the type of payments and benefits described in paragraph 8(c)(i)).

Raymond Nowak

as of November 25, 2013

(d) Renewal Notice / Non-Renewal.

(i) If applicable, the Company shall notify you in writing six (6) months prior to the expiration of the Renewal Term of this Agreement if it intends to continue your employment beyond the expiration of the Renewal Term. If you are notified that the Company does intend to continue your employment beyond the Renewal Term, then you agree that you shall negotiate exclusively with the Company for the first 90 days following such notification. Nothing contained herein shall obligate the Company to provide an increase to your compensation hereunder upon such renewal.

(ii) If you remain employed beyond the end of the Renewal Term but have not entered into a new contractual relationship with the Company or any of its subsidiaries, your continued employment shall be “at will” and on such terms and conditions as the Company may at the time establish, and either party, during such period, may terminate your employment at any time, provided, that if the Company terminates your employment during such period without cause, you shall become eligible to receive severance under the then current Company severance policy applicable to executives at your level subject to the terms of such severance policy, including your execution of a release in favor of the Company.

(iii) Notwithstanding anything herein to the contrary, if your employment with CBS Outdoor terminates following expiration of the Initial Term due to the Company decision not to continue your employment, then provided for so long as you remain ready, willing and able to render exclusive services to CBS Outdoor in any capacity requested by the CFO through July 31, 2017, the Outstanding Awards shall continue to vest and remain exercisable as if you had remained employed full-time with CBS Outdoor (it being understood that the sole compensation for your services in this post-termination role shall be the continued vesting of the Outstanding Awards).

(e) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(c) with respect to medical and dental benefits and life insurance), participation in all the Company benefit plans and programs (including, without limitation, vacation accrual, all retirement and related excess plans and LTD) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights you may have under the terms of such plans or programs. The foregoing shall not apply to the LTMIP and. after the termination of your employment, your rights under the LTMIP shall be governed by the terms of the LTMIP award agreements or certificates and the applicable LTMIP plan(s) and this Agreement.

Raymond Nowak

as of November 25, 2013

(f) Resignation from Official Positions. If your employment with the Company terminates for any reason, you shall be deemed to have resigned at that time from any and all officer or director positions that you may have held with the Company, CBS, or any of their respective affiliated companies and all board seats or other positions in other entities you held on behalf of the Company. If, for any reason, this paragraph 8(f) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of the Company, any documents or instruments which the Company may deem necessary or desirable to effectuate such resignation or resignations, and you hereby authorize the Secretary and any Assistant Secretary of the Company to execute any such documents or instruments as your attorney-in-fact.

(g) Release and Compliance with Paragraph 6.

(i) Notwithstanding any provision in this Agreement to the contrary, prior to payment by the Company of any amount or provision of any benefit pursuant to paragraph 8(c), within sixty (60) days following your termination of employment, (x) you shall have executed and delivered to the Company and CBS a general release in a form satisfactory to both and (y) such general release shall have become effective and irrevocable in its entirety (such date, the “Release Effective Date”); provided, however, that if, at the time any cash severance payments are scheduled to be paid to you pursuant to paragraph 8(c) you have not executed a general release that has become effective and irrevocable in its entirety, then any such cash severance payments shall be held and accumulated without interest, and shall be paid to you on the first Regular Payroll Date following the Release Effective Date. Your failure or refusal to sign and deliver the release or your revocation of an executed and delivered release in accordance with applicable laws, whether intentionally or unintentionally, will result in the forfeiture of the payments and benefits under paragraph 8(c). Notwithstanding the foregoing, if the sixty (60) day period does not begin and end in the same calendar year, then the Release Effective Date shall occur no earlier than January 1st of the calendar year following the calendar year in which your termination occurs.

(ii) Notwithstanding any provision in this Agreement to the contrary, the payments and benefits described in paragraph 8(c) shall immediately cease, and the Company shall have no further obligations to you with respect thereto, in the event that you materially breach any provision of paragraph 6 hereof.

9. Death. In the event of your death prior to the end of the Term while actively employed, your beneficiary or estate shall receive (i) your Salary up to the date on which the death occurs; (ii) any Bonus earned in the prior year but not yet paid; and (iii) bonus compensation for the calendar year in which the death occurs, determined in

Raymond Nowak

as of November 25, 2013

accordance with the STIP (i.e., based upon the Company’s achievement of its goals and the Company’s good faith estimate of your achievement of your personal goals) and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by February 28th of the following year. In the event of your death after the termination of your employment while you are entitled to receive compensation under paragraph 8(c), your beneficiary or estate shall receive (x) any Salary payable under paragraph 8(c)(i) up to the date on which the death occurs; and (y) bonus compensation for the calendar year in which the death occurs in an amount equal to your Target Bonus and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by February 28th of the following year.

10. No Acceptance of Payments. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than the Company for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by the Company, CBS, or any of their respective affiliated companies.

11. Equal Opportunity Employer; Employee Statement of Business Conduct. You recognize that the Company is an equal opportunity employer. You agree that you will comply with the Company policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, sex, religion, national origin, citizenship, age, marital status, sexual orientation, disability or veteran status. In addition, you agree that you will comply with the Company’s and/or CBS’s Business Conduct Statement, as applicable.

12. Notices. All notices under this Agreement must be given in writing, by personal delivery or by registered mail, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of the Company, to the attention of the General Counsel of the Company, and in the case of CBS, to the attention of the General Counsel of CBS. Any notice given by registered mail shall be deemed to have been given three days following such mailing.

13. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or the Company except that the Company may assign this Agreement to any affiliated company of or any successor in interest to the Company or CBS or any of their affiliates.

14. New York Law, Etc. You acknowledge that this Agreement has been executed, in whole or in part, in New York, and your employment duties are primarily performed in New York. Accordingly, you agree that this Agreement

Raymond Nowak

as of November 25, 2013

and all matters or issues arising out of or relating to your employment with the Company shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein.

15. No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on the Company or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.

16. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.

17. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

18. Supersedes Prior Agreements. With respect to the period covered by the Term, this Agreement supersedes and cancels all prior agreements relating to your employment by the Company, CBS, or any of their respective affiliated companies (the “Prior Agreement”). For avoidance of doubt, you acknowledge and agree that the changes to your position, title, reporting relationships, authorities, duties, responsibilities, etc. as reflected in this Agreement (and the negotiation thereof) shall not constitute “Good Reason” under your Prior Agreement and you agree that the provisions of paragraph 8(b) of your Prior Agreement shall no longer apply to you upon your execution of this Agreement.

19. Deductions and Withholdings, Payment of Deferred Compensation – 409A.

(a) To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Code Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to as a result of this paragraph 19 or otherwise) shall the Company nor any of its affiliates be liable for any tax, interest or penalties that may be imposed on you under Code Section 409A. Neither the Company nor any of its affiliates have any obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. You acknowledge that you have been advised to obtain independent legal, tax or other counsel in connection with Code Section 409A.

Raymond Nowak

as of November 25, 2013

(b) Your right to any in-kind benefit or reimbursement benefits pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company or CBS covered by this Agreement shall not be subject to liquidation or exchange for cash or another benefit.

20. Arbitration. If any disagreement or dispute whatsoever shall arise between the parties concerning this Agreement (including the documents referenced herein) or your employment with the Company, the parties hereto agree that such disagreement or dispute shall be submitted to arbitration before the American Arbitration Association (“AAA”), and that a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Mediation Procedures (“Rules”). Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall bear its respective costs (including attorney’s fees, and there shall be no award of attorney’s fees). Judgment upon the final award rendered by such arbitrator, after giving effect to the AAA internal appeals process, may be entered in any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, the Company shall be entitled to seek injunctive, provisional and equitable relief in a court proceeding as a result of your alleged violation of the terms of Section 6 of this Agreement, and you hereby consent and agree to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.

21. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

[signature page to follow]

Raymond Nowak

as of November 25, 2013

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Agreement to the undersigned for execution on behalf of the Company; after this Agreement has been executed by the Company and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Very truly yours,

CBS OUTDOOR AMERICAS INC.

By:	/s/ Anthony G. Ambrosio
Anthony G. Ambrosio

ACCEPTED AND AGREED:

/s/ Raymond Nowak

Raymond Nowak

Dated:	12/20/2013